Exhibit 99.1

Marvel will host a webcast today for all investors at 9:00 a.m. EST available at: www.Marvel.com/webcasts or www.earnings.com

MARVEL REPORTS 2006 EPS OF $0.67

- Maintains Upper End of 2007 EPS Guidance Range at $1.55 and

Adjusts Low End to $1.30, to Reflect Higher Effective Tax Rate -

- Marvel’s First Self-Produced Feature Film, Iron Man,

Scheduled to Begin Principal Photography on March 12 -

New York, New York – February 26, 2007 -- Marvel Entertainment, Inc. (NYSE: MVL), a global character-based entertainment and licensing company, today reported operating results for the fourth quarter and full year ended December 31, 2006.

For Q4 2006, Marvel reported net income of $11.7 million, or $0.14 per diluted share, net of a $0.6 million, or $0.01 per diluted share, charge for FAS 123R stock option-based payments. For the twelve months ended December 31, 2006 Marvel reported net income of $58.7 million, or $0.67 per diluted share, net of a $3.5 million, or $0.04 per diluted share, charge for FAS 123R stock option-based payments. These results compare to net income of $25.9 million, or $0.26 per diluted share, and net income of $102.8 million, or $0.97 per diluted share, in the year-ago fourth quarter and full year 2005, respectively, which did not include any share-based payment expense.

Marvel Entertainment, Inc. Segment Net Sales/Operating Income (in Millions)
	Three Months Ended 12/31/06 12/31/05		Twelve Months Ended 12/31/06 12/31/05
Licensing: Net Sales	$25.5	$ 81.7	$127.2	$ 230.1
Operating Income (1)	14.5	55.4	76.1	143.4
Publishing: Net Sales	28.6	23.4	108.5	92.4
Operating Income	11.6	8.6	44.1	36.4
Toys: Net Sales	31.1	12.0	116.1	68.0
Operating Income (2)	6.5	(12.5)	21.1	15.5
Film Production: Operating Costs (3)	(1.5)	0.0	(6.0)	0.0
Corporate Overhead:	(4.7)	(6.7)	(22.7)	(24.1)
TOTAL NET SALES	$85.2	$ 117.1	$351.8	$390.5
TOTAL OPERATING INCOME	$26.4	$ 44.8	$112.6	$ 171.2
(1)	The 2005 twelve-month period includes the impact of a $10 million, one-time charge related to the settlement of litigation with Stan Lee.
(2)	The 2005 three and twelve-month periods include the impact of a $12.5 million, one-time charge related to the early termination of a license agreement with Toy Biz Worldwide.
(3)	These costs principally consist of compensation related to personnel devoted to the Company’s film production efforts, which efforts commenced late in the fourth quarter of 2005.

Marvel’s Chairman, Morton Handel, commented, “We are pleased with the strong cash flows generated by our operations during 2006, a transitional year for the Company. Reflecting the unique strengths of our intellectual property assets and business model, in 2006 Marvel generated approximately $158 million in operating cash flow, inclusive of $15 million spent on pre-production for future feature film slate productions.

“We remain optimistic about the outlook for 2007 and beyond. 2007 has three feature films produced in conjunction with studio partners including Ghost Rider, which easily captured the #1 spot in its opening and second weekends and set an all-time domestic box office record for President’s Day weekend.

Marvel Entertainment Q4 2006 Results, 2/26/07	page 2 of 8

Ghost Rider has achieved total domestic box office receipts of over $76 million since its February 16th release and worldwide box office of approximately $95 million. We believe Ghost Rider’s performance highlights the power of the Marvel brand and consumer demand for films based on our comic book characters. Later this year, we should benefit from high-profile sequels to our Spider-Man and Fantastic 4 movie franchises. Operating results in 2007 should also benefit from strong contributions from Marvel-branded toys distributed by Hasbro.

“We are pleased to announce that we intend to launch the next stage of our evolution as a global entertainment company by commencing principal photography on our Iron Man film on March 12th. The profile of the Iron Man character and the Marvel brand have been instrumental in attracting top-tier talent to this project. Later this year, we also plan to commence principal photography on our second self-produced feature film, The Incredible Hulk. With both of these movies scheduled for summer 2008 release and work on other Marvel-produced films also underway, future growth prospects for Marvel are strong.”

Fourth Quarter Segment Review:

•

As anticipated, Licensing Segment net sales declined 69% from the year-ago period to $25.5 million, primarily due to lower contributions from domestic licensing and Marvel’s Spider-Man merchandising joint venture (JV) with Sony. The $56.1 million reduction in domestic merchandise licensing sales primarily reflects the inclusion of a $50 million license fee for the extension of the Activision license in Q4 2005. The Spider-Man JV had sales of only $0.6 million in Q4 2006, which were primarily related to licensing overages associated with sales of the Spider-Man 2 video game. International licensing sales increased approximately $3.2 million from Q4 2005 levels, principally due to more robust overages.

Marvel Entertainment, Inc. Licensing Sales by Division (Unaudited) (in millions)
	Three Months Ended		Twelve Months Ended
	12/31/06	12/31/05	12/31/06	12/31/05
Domestic Consumer Products	$ 12.0	$ 68.1	$ 65.1	$145.3
International Consumer Products	10.3	7.1	42.5	36.5
Spider-Man L.P. (Domestic and International)	0.6	4.3	4.1	24.7
Marvel Studios	2.7	2.2	15.6	23.6
Total Licensing Segment	$ 25.5	$ 81.7	$127.2	$230.1

The lower operating margin in the licensing division of 57% in Q4 2006, as compared to a margin of 68% in the prior-year period, reflects higher expenses, coupled with lower revenues in the Q4 2006 period.

•

Marvel’s Publishing Segment net sales increased 22% or $5.2 million from the year-ago period to $28.6 million principally due to higher sales of trade paperbacks and hard cover books sold into the direct and book market channels. Comic book sales were bolstered by strong sales associated with Civil War, a high-profile special series that has tie-ins across many established comic book series. Publishing results in the period also benefited from strong year-over-year growth in custom publishing. Publishing segment operating income in Q4 2006 was $11.6 million with an operating margin of 41%, compared to $8.6 million in operating income and an operating margin of 37% in the prior-year period. The improvement in operating margin principally reflects the benefit of higher sales on a relatively stable cost structure.

•

The transition in Marvel’s Toy Segment net sales from toys produced by a master toy licensee in 2005 to toy production by Marvel in 2006 contributed to an expected year-over-year increase in segment revenues. Sales in the quarter increased 159% versus the prior year, consisting primarily of core classic Marvel character lines. In addition, there was $5.2 million in royalties and service fees related to initial shipments made by Hasbro, Marvel’s new toy licensee. Sales recorded in 2006 as wholesale sales subject to the corresponding Cost of Revenues expense were the principal factor in operating margins of 21% for the fourth quarter of 2006. Operating margins in Q4 2005 were negative due to the inclusion of a non-recurring expense of $12.5M in Q4 2005 for the early termination of a license agreement with Toy Biz Worldwide.

Marvel Entertainment Q4 2006 Results, 2/26/07	page 3 of 8

Marvel Entertainment, Inc. Toy Sales Summary (Unaudited) (in millions)
	Three Months Ended		Twelve Months Ended
	12/31/06	12/31/05	12/31/06	12/31/05
Marvel Toy Net Sales	25.9	$ 3.4	110.9	$ 16.2
Toy License:
- Toy Royalties	2.9	4.3	2.9	25.3
- Fees for Services Rendered	2.3	4.3	2.3	26.5
Total Toy Segment	$31.1	$ 12.0	$116.1	$ 68.0

Balance Sheet Update:

As of December 31, 2006, Marvel had cash and equivalents of $40.5 million (including $8.5 million in restricted cash) and $17 million in borrowings under its $125 million credit facility with HSBC Bank. During the fourth quarter of 2006 Marvel did not repurchase any additional shares under its repurchase program. As of December 31, 2006, the Company had $50.0 million remaining under its $100 million share repurchase authorization announced June 5, 2006.

Marvel Studios Entertainment Pipeline (Development and release dates for licensed properties are controlled by studio partners)
Licensed Marvel Character Feature Film Line-Up For 2007
Film/Character	Studio/Distributor	Status
Ghost Rider	Sony	Released February 16, 2007
Spider-Man 3	Sony	Post-production, May 4, 2007 release
Fantastic Four: Rise of the Silver Surfer	Fox	Post-production, June 15, 2007 release
Film Projects Being Developed by Marvel (Partial List)
Film/Character	Studio	Status
Iron Man	Marvel	Principal photography to begin March 12th; May 2, 2008 release
The Incredible Hulk	Marvel	Pre-production, June 13, 2008 release
Ant-Man	Marvel	Writer and director engaged
Captain America	Marvel	Writer engaged
Nick Fury	Marvel	Writer engaged
Thor	Marvel	Writer engaged
The Avengers	Marvel	Writer engaged
Marvel Character Animated TV Projects in Development
Character	Studio	Status
Fantastic Four	Moonscoop SAS (France)	26, 30 minute episodes airing in 2006/2007; U.S. distribution started on Cartoon Network on September 2, 2006 and should continue in 2007. (1)
Wolverine and the X-Men	First Serve Toonz (India)	26, 30 minute episodes in development
Iron Man	Method Films (France)	26, 30 minute episodes in development

Marvel Entertainment Q4 2006 Results, 2/26/07	page 4 of 8

Marvel Character Animated Direct-to-Video Projects in Development

Partnership with Lions Gate to develop, produce and distribute original animated DVD features. Recent and future titles include:
The Invincible Iron Man (released January 2007)
Doctor Strange (scheduled for release in 2007). (1)

2007 Video Game Releases (Release dates controlled by Publishing partner)
Take-Two	Ghost Rider	Released Q1 2007
Konami	Marvel Vs. Card Game	Q1 2007
Activision	Spider-Man 3	Q2 2007
Take-Two	Fantastic Four II	Q2 2007
(1)	Represents a change from the previously supplied schedule

Updated Financial Guidance:

As noted in the table below, Marvel maintained its 2007 upper guidance ranges and revised the low end of its net income and diluted EPS guidance ranges based on an expectation for a higher full-year effective tax rate. The effective tax rate currently anticipated for 2007 is 40%, compared to the effective rate of 37% on which the Company’s 2007 guidance was previously based. This change reflects an expected effective tax rate that is in line with our 2006 actual rate and reflects a continuing trend in higher state and local taxes. It also includes the anticipated effects of the January 1, 2007 adoption of the FASB’s Interpretation No. 48 "Accounting for Uncertainty in Income Taxes.” At the time Marvel gave initial 2007 guidance, the Company noted that it was evaluating the effect of the adoption of the FASB’s Interpretation No. 48 and had not yet given effect to any change in its tax provision resulting from that new rule. Marvel expects to continue to refine its tax provision as it implements this new rule during its first year in effect. A few key drivers behind Marvel’s 2007 guidance are highlighted below.

Marvel Entertainment, Inc. – Financial Guidance
(in millions, except per-share amounts)	Updated 2007 Guidance	Previous 2007 Guidance (1)	2006 Actual
Net sales	$375 - $435	$375 - $435	$352
Net income	$111 - $132	$115 - $132	$59
Diluted EPS	$1.30 - $1.55	$1.35 - $1.55	$0.67

(1) Previous 2007 guidance ranges were provided on November 6, 2006.

Primary 2007 Financial Guidance Drivers:

•	Expected strong Spider-Man movie merchandise licensing triggered by the theatrical release of the Spider-Man 3 movie.
•	Toy license contributions related to Marvel’s toy license agreement with Hasbro.
•	Initial film license revenue contributions from feature films slated for release in 2007.
•	Strong contributions from domestic and international licensing revenues.
•	Strong growth in interactive revenues from anticipated license fees in excess of minimum guarantees.
•	Continued, modest top-line and bottom-line growth from the publishing division.
•	An estimated effective tax rate of 40% in 2007 as noted above.
•	Marvel’s guidance is based on 85.2 million diluted shares outstanding for 2007 and does not reflect any prospective share repurchase activity in 2007.

Marvel cautions investors that variations in the timing of licenses and entertainment events, the timing of their revenue recognition, and their level of success may result in variations and uncertainty in forecasting the Company’s financial results. These factors could have a material impact on year-over-year and sequential quarterly results comparisons as well as Marvel’s ability to achieve the financial performance included in its financial guidance.

Marvel Entertainment Q4 2006 Results, 2/26/07	page 5 of 8

About Marvel Entertainment, Inc.

With a library of over 5,000 characters, Marvel Entertainment, Inc. is one of the world's most prominent character-based entertainment companies. Marvel's operations are focused on utilizing its character franchises in licensing, entertainment, publishing and toys. Areas of emphasis include feature films, DVD/home video, consumer products, video games, action figures and role-playing toys, television and promotions. Rooted in the creative success of over sixty years of comic book publishing, Marvel's strategy is to leverage its character franchises in a growing array of opportunities around the world. For more information visit www.marvel.com.

Except for any historical information that they contain, the statements in this news release regarding Marvel's plans are forward-looking statements that are subject to certain risks and uncertainties, including a decrease in the level of media exposure or popularity of Marvel's characters, financial difficulties of Marvel's licensees, changing consumer preferences, delays and cancellations of movies and television productions based on Marvel characters, transition difficulties between licensees, toy-production delays or shortfalls, continued concentration of toy retailers, toy inventory risk, significant appreciation of Chinese currency against other currencies and the imposition of quotas or tariffs on products manufactured in China.

In addition, in connection with Marvel Studios’ film production operations, including those related to the slate of feature films Marvel plans to produce on its own with proceeds from its $525 million film slate facility (the “Film Facility”), the following factors, among others, could cause Marvel’s or Marvel Studios’ financial performance to differ materially from that expressed in any forward-looking statements: (i) Marvel Studios’ potential inability to attract and retain creative talent, (ii) the potential lack of popularity of Marvel’s films, (iii) the expense associated with producing films, (iv) union activity which could interrupt film production, (v) that Marvel Studios has not, in the past, produced film projects on its own, (vi) changes or disruptions in the way films are distributed, including a decline in the profitability of the DVD market, (vii) piracy of films and related products, (viii) Marvel Studios’ dependence on a single distributor, (ix) that Marvel will depend on its distributor for the implementation of internal controls related to the accounting of film-production activities, (x) Marvel’s potential inability to meet the conditions necessary for an initial funding of a film under the Film Facility, (xi) Marvel’s potential inability to obtain financing to make more than four films if certain tests related to the economic performance of the film slate are not satisfied (specifically, an interim asset test and a foreign pre-sales test) and (xii) fluctuations in reported income or loss related to the accounting of film-production activities.

These and other risks and uncertainties are described in Marvel's filings with the Securities and Exchange Commission, including Marvel's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

For further information contact:

Matt Finick – SVP Corporate Development	David Collins, Richard Land
Marvel Entertainment, Inc.	Jaffoni & Collins
212/576-4035	212/835-8500
mfinick@marvel.com	mvl@jcir.com

Marvel Entertainment Q4 2006 Results, 2/26/07	page 6 of 8

MARVEL ENTERTAINMENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net sales	$85,216	$117,095	$351,798	$390,507
Costs and expenses:
Costs of revenue (excluding depreciation expense)	27,147	12,972	103,584	50,517
Selling, general and administrative	26,888	58,859	123,130	166,456
Depreciation and amortization	5,089	1,159	14,322	4,534
Total costs and expenses	59,124	72,990	241,036	221,507
Other income, net	274	674	1,798	2,167
Operating income	26,366	44,779	112,560	171,167
Interest expense	3,631	3,037	15,225	3,982
Interest income and other expense, net	232	745	1,465	3,863
Income before income taxes and minority interest	22,967	42,487	98,800	171,048
Income tax expense	(11,116)	(15,699)	(39,071)	(62,820)
Minority interest in consolidated Joint Venture.	(153)	(869)	(1,025)	(5,409)
Net income	$11,698	$25,919	$58,704	$102,819

Basic earnings per share attributable to common stock	$0.14	$0.27	$0.71	$1.03
Weighted average number of basic shares outstanding	81,496	94,612	82,161	99,594

Diluted earnings per share attributable to common stock	$0.14	$0.26	$0.67	$0.97
Weighted average number of diluted shares outstanding	85,120	100,534	87,230	106,058

Marvel Entertainment Q4 2006 Results, 2/26/07	page 7 of 8

MARVEL ENTERTAINMENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(unaudited)

	December 31,
	2006	2005
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$31,945	$24,227
Restricted cash	8,527	8,383
Short–term investments	–	15,139
Accounts receivable, net	59,392	59,108
Inventories, net	10,224	9,177
Income tax receivable	45,569	–
Deferred income taxes, net	22,564	19,553
Prepaid expenses and other current assets	7,231	4,785
Total current assets	185,452	140,372

Molds, tools and equipment, net	4,444	5,659
Product and package design costs, net	1,497	1,023
Film production costs	15,055	–
Goodwill	341,708	341,708
Accounts receivable, non–current portion	12,879	20,290
Deferred income taxes, net	36,406	36,460
Deferred financing costs	15,771	20,751
Advances to joint venture partner	8,535	3,489
Other assets	2,118	3,794

Total assets	$623,865	$573,546

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,112	$3,724
Accrued royalties	68,467	65,891
Accrued expenses and other current liabilities	38,895	57,360
Income taxes payable	–	12,295
Deferred revenue	140,072	10,865
Total current liabilities	252,546	150,135
Accrued royalties, non-current portion	12,860	5,908
Deferred revenue, non-current portion	35,667	24,787
Credit facility	17,000	–
Film slate facility obligation	33,200	25,800
Income tax payable, non-current portion	10,999	–
Other liabilities	6,702	6,316
Total liabilities	368,974	212,946

Commitments and Contingencies (Note 12)

Stockholders’ equity:
Preferred stock, $.01 par value, 100,000,000 shares authorized, none issued	–	–
Common stock, $.01 par value, 250,000,000 shares authorized, 128,420,848 issued and 81,326,627 outstanding in 2006 and 121,742,534 issued and 90,205,853 outstanding in 2005	1,284	1,217
Deferred stock compensation	–	(6,242)
Additional paid-in capital	710,460	594,873
Retained earnings	228,466	169,762
Accumulated other comprehensive loss	(2,433)	(3,474)
Total stockholders’ equity before treasury stock	937,777	756,136
Treasury stock, at cost, 47,094,221 shares in 2006 and 31,536,681 shares in 2005	(682,886)	(395,536)
Total stockholders’ equity	254,891	360,600

Total liabilities and stockholders’ equity	$623,865	$573,546

Marvel Entertainment Q4 2006 Results, 2/26/07	page 8 of 8

MARVEL ENTERTAINMENT, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

(unaudited)

	Years Ended December 31,
	2006	2005

Net income	$58,704	$102,819
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,322	4,534
Amortization of deferred financing charges	4,980	1,660
Unrealized (gain) loss on interest rate cap	1,504	(347)
Non-cash charge for stock based compensation	11,040	4,832
Excess tax benefit from stock-based compensation	(64,802)	7,382
Gain from sales of equipment	(133)	–
Impairment of fixed assets	962	–
Deferred income taxes	(2,957)	(13,573)
Minority interest of joint venture (net of distributions of $6,071 in 2006 and $17,326 in 2005)	(5,046)	(11,917)
Changes in operating assets and liabilities:
Accounts receivable	7,127	31,896
Inventories	(1,047)	(2,590)
Prepaid expenses and other current assets	(2,446)	(2,051)
Film production costs	(15,055)	–
Other assets	172	(56)
Deferred revenue	140,087	(6,093)
Income taxes payable	17,937	2,166
Accounts payable, accrued expenses and other current liabilities	(7,174)	19,075
Net cash provided by operating activities	158,175	137,737

Cash flow provided by investing activities:
Payment of administrative claims and unsecured claims, net	–	(50)
Purchases of molds, tools and equipment	(10,034)	(3,193)
Expenditures for product and package design costs	(6,252)	(1,096)
Proceeds from sales of fixed assets	1,876	–
Sales of short–term investments	80,671	442,394
Purchases of short–term investments	(65,532)	(302,814)
Change in restricted cash	(144)	22,514
Net cash provided by investing activities	585	157,755

Cash flow used in financing activities:
Proceeds from film slate facility	7,400	25,800
Borrowings from credit facility	169,200	–
Repayments of credit facility	(152,200)	–
Deferred financing costs	–	(24,526)
Purchase of treasury stock	(287,350)	(297,128)
Exercise of stock options	46,882	5,532
Excess tax benefit from stock-based compensation	64,802	–
Net cash used in financing activities	(151,266)	(290,322)

Effect of exchange rate changes on cash	224	(117)
Net increase (decrease) in cash and cash equivalents	7,718	5,053
Cash and cash equivalents, at beginning of year	24,227	19,174
Cash and cash equivalents, at end of year	$31,945	$24,227

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